Exhibit 4.8

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

CONVERTIBLE TERM NOTE

U.S. $__________	[Date of Note]

No. CN-XXX

FOR VALUE RECEIVED, GLOBEIMMUNE, INC., a Delaware corporation (the “Company”), hereby promises to pay to ______________, or its registered assigns or successors in interest (the “Holder”), the sum of ____________ dollars ($______), together with any accrued and unpaid interest hereon, on January 31, 2015 (the “Maturity Date”) if not sooner paid or converted in accordance with the terms of this Convertible Term Note (this “Note”). This Note is one in a series of similar convertible term notes (collectively, the “Notes”) issued pursuant to the offering (the “Offering”) described in the Private Placement Memorandum, dated January 27, 2014 (as amended and supplemented from time to time and including the annexes thereto, the “Memorandum”), and the related Subscription Agreements (the “Subscription Agreements”) by and between the Company and the original holders of the Notes.

ARTICLE I

REPAYMENT TERMS

1.1 Interest Rate. Interest on the outstanding principal amount of this Note shall accrue at a rate per annum equal to ten percent (10%). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) due and payable on the Maturity Date, or upon the earlier conversion or acceleration of this Note. Overdue principal and interest on the Note shall, to the extent permitted by applicable law, bear interest at the rate of 12.00% per annum (the “Default Rate”). All payments of both principal and interest shall be made at the address of the Holder hereof as it appears in the books and records of the Company or at such other place as may be designated by the Holder hereof in writing to Company.

1.2 Payment of Principal and Accrued Interest. So long as no Event of Default has occurred and is continuing, in the event that the Maturity Date occurs prior to the Conversion

Date (as defined below), then, at the sole option of the Company, either (i) the Company may pay the outstanding principal amount of this Note and all unpaid accrued interest thereon in cash via wire transfer of immediately available funds to an account designated by the Holder in writing at least two Business Days (as defined below) prior to the Maturity Date, or (ii) the outstanding principal amount of this Note and all unpaid accrued interest thereon shall automatically convert on the Maturity Date into a number of shares of Qualifying Convertible Preferred Stock (as defined below) determined as described in Section 1.3. In the event this Note is converted into shares of Qualifying Convertible Preferred Stock, as a condition to the issuance of such shares of Qualifying Convertible Preferred Stock, the Holder, if not already a party thereto, shall execute and deliver a counterpart signature page, and become an “Investor” party, to that certain Fifth Amended and Restated Stockholders Agreement, dated as of January 14, 2010, by and among the Company and the parties identified on Schedule 1 and Schedule 2 thereto, as amended or restated from time to time.

1.3 Conversion Price. The number of shares of Qualifying Convertible Preferred Stock issuable upon the conversion of this Note pursuant to Section 1.2 above shall equal to the quotient obtained by dividing (a) the entire principal amount of this Note plus accrued and unpaid interest thereon through the Maturity Date, by (b) a conversion price (the “Conversion Price”) equal to the lesser of (x) the quotient obtained by dividing $45.0 million by the aggregate number of outstanding shares of the Company’s Common Stock (“Common Stock”) on the Maturity Date (assuming, solely for the purpose of determined the aggregate number of shares of Common Stock deemed to be outstanding on the Maturity Date, the full conversion, exercise or exchange of all securities outstanding on the Maturity Date convertible into, exercisable or exchangeable for, or otherwise giving the holder thereof the right to subscribe for or otherwise acquire, shares of Common Stock (with or without additional consideration), other than the Notes), and, (y) in the event that the Company consummates one or more Subsequent Rounds (as defined below) on or prior to the Maturity Date, 50% of the highest cash per share price paid or deemed to be paid by the investors in such Subsequent Round for the Equity Securities issued in the Subsequent Round (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the closing of the Subsequent Round and on or prior to the Maturity Date). No fractional shares of Qualifying Preferred Stock will be issued and any fractional share interest shall be rounded upward to the nearest whole share. As used herein: (I) “Qualifying Convertible Preferred Stock” means a newly created series of convertible preferred stock of the Company, which Qualifying Convertible Preferred Stock shall be pari passu as to dividends and upon liquidation on an proportionate basis with, and have all other rights and privileges as, the most senior class or series of the Company’s preferred stock then outstanding; provided, however, that such Qualifying Preferred Stock shall have “full-ratchet” antidilution rights and will have an original issue price equal to the Conversion Price; (II) “Equity Securities” means shares of the Company’s capital stock or any securities convertible into, exercisable or exchangeable for, or otherwise giving the holder thereof the right to subscribe for or otherwise acquire, shares of the Company’s capital stock (with or without additional consideration), except that such defined term shall not include any award issued by the Company to any employee, director or consultant in such capacity pursuant to the terms of any plan, agreement or other arrangement described in the Memorandum or any Equity Securities issuable pursuant to such award; and (III) “Subsequent Round” means the issuance and sale by the Company of Equity Securities at any time after the First Closing in one or more arms-length equity financings resulting in gross proceeds to the Company of at least $3.0 million, provided, that if the Company consummates more than one Subsequent Round, “Subsequent Round” shall mean the first Subsequent Round consummated by the Company.

1.4 Conversion Notice; Determination of Conversion Price; Resolution of Disputes. In the event that the Company elects to convert this Note into shares of Qualifying Preferred Stock pursuant to Section 1.2, not later than fifteen (15) Business Days prior to the Maturity Date, the Company shall provide written notice of such election to the Placement Agent (as defined in the Memorandum) (“Conversion Election Notice”), which Conversion Election Notice shall (i) be irrevocable, (ii) provide a calculation in reasonable detail of the Conversion Price (the “Conversion Price Calculation”), and (iii) include a proposed amendment to the Company’s Restated Certificate of Incorporation, as amended, creating the Qualifying Preferred Stock and setting forth the relative rights, powers, privileges and limitations of thereof (the “Draft Certificate of Amendment”). The Conversion Price and the Draft Certificate of Amendment set forth in the Conversion Election Notice shall become final and binding on the Company and the Holder unless the Placement Agent provides a written notice of objection (a “Notice of Objection”) to the Company within five Business Days after its receipt of the Conversion Election Notice, which Notice of Objection shall specify the basis of the Placement Agent’s objection in reasonable detail and, if applicable, include a mark-up of the Draft Certificate of Amendment. Upon timely receipt of a Notice of Objection, the Company and the Placement Agent shall negotiate in good faith to resolve the Placement Agent’s objection not later than the Maturity Date. In the event that, despite the use of their respective good faith efforts, the Company and the Placement Agent cannot agree on the Conversion Price and/or the final terms of the Draft Certificate of Amendment on or before the Maturity Date, the determination of the Conversion Price and the terms of the Draft Certificate of Amendment as approved by the Company’s Board of Directors, acting in their good faith business judgment, shall be final and binding on the Company and the Holder. The date on which the Conversion Price is finally determined as provided above is hereinafter referred to as the “Determination Date.” Not later than two (2) Business Days after the Determination Date, the Company shall provide written notice to the Holder, with a copy to the Placement Agent, of the Conversion Price determined as described above and the number of shares of Qualifying Preferred Stock issuable to such Holder. As used herein, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

1.5 No Conversion at Option of the Holder; No Redemption or Prepayment. This Note shall not be convertible at the option of the Holder thereof. Prior to the Maturity Date, the Company may not redeem or otherwise prepay, in whole or in part, the unpaid principal amount of and accrued and unpaid interest on this Note; provided, however, that the Company may redeem or prepay this Note, at 100% of the then outstanding principal amount plus all accrued and unpaid interest due hereunder, with the written consent of the holders of a majority of outstanding principal amount of all Notes. Any repurchase of Notes by the Company is subject to the provisions of Section 4.3 of this Note.

ARTICLE II

MANDATORY CONVERSION; CONVERSION PROCEDURES

2.1 Mandatory Conversion Upon IPO. Immediately upon the closing of an initial public offering of the Company’s securities (an “IPO”) consummated on or prior to the Maturity Date and without any action on the part of the Holder, the outstanding principal amount of and accrued and unpaid interest on this Note shall be automatically converted into a number of shares of Common Stock equal to the quotient obtained by dividing (i) the outstanding principal amount of this Note plus the accrued and unpaid interest thereon, by (ii) a conversion price equal to seventy (70%) percent of the price at which the Company’s Common Stock is first offered to the public in an IPO. No fractional shares of Common Stock will be issued and any fractional share interest shall be rounded upward to the nearest whole share. The date on which such conversion occurs is referred to herein as the “Conversion Date.”

2.2 Conversion Procedures. Promptly following the Conversion Date or, if applicable, the Maturity Date, the Holder of this Note shall deliver to the Company this Note (or, in lieu thereof, a lost security affidavit in the event this Note shall have been lost or destroyed, together with an indemnity agreement reasonably satisfactory to the Company) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Holder), together with a statement of the name or names (with address) in which the certificate or certificates for the shares of Common Stock or, if applicable, Qualifying Preferred Stock shall be issued. Unless other arrangements have been made with the Holder, promptly following the Conversion Date or the Maturity Date, as applicable, and the compliance by the Holder with the requirements of the immediately preceding sentence, the Company shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct in writing, certificates representing the shares of Common Stock or, if applicable, the Qualifying Preferred Stock, into which this Note has been converted. The conversion shall be deemed to have been effected, as of the close of business on the Conversion Date or the Maturity Date, as applicable, and at such time, the rights of the Holder shall cease with respect to this Note, and the person or persons in whose name or names the shares of Common Stock or, if applicable, the Qualifying Preferred Stock, into which this Note has been converted shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such shares of Common Stock or, if applicable, the Qualifying Preferred Stock.

ARTICLE III

EVENTS OF DEFAULT

Upon the occurrence and continuance of an Event of Default beyond any applicable cure period, the Holder may, upon written notice to the Company, make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable; provided, however, that upon the occurrence of an Event of Default specified in Section 3.6, the all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder shall, without any further action of the Holder, become immediately due and payable.

The occurrence of any of the following events set forth in Sections 3.1 through 3.7, inclusive, is an “Event of Default”:

3.1 Failure to Pay Principal, Interest or other Fees. The Company fails to pay when due any installment of principal, interest or other amounts due hereon in accordance herewith, and in any such case, such failure shall continue for a period of ten (10) days following the date upon which any such payment was due.

3.2 Breach of Covenant. The Company breaches any covenant, obligation or any other term or condition of this Note in any material respect, and, in any such case, such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof.

3.3 Receiver or Trustee. The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.4 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Company or any of its property or other assets for more than $500,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

3.5 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and such proceeding is not dismissed or discharged within thirty (30) days of the filing thereof.

3.6 Sale of Assets. The Company shall close on any transaction or series of related transactions pursuant to which more than 80% of the Company’s outstanding capital stock is sold to a third party entity in a merger or sale transaction (excluding private placements of newly issued shares), or upon the transfer, disposition or sale of all or substantially all of the assets of the Company to anyone without the prior written approval of the holders of a majority of the outstanding principal amount of the Notes.

3.7 Defaults. The Company shall default in the payment when due of any amount under any other indebtedness of the Company for borrowed money in excess of $500,000 and such default shall continue beyond any applicable grace period.

DEFAULT RELATED PROVISIONS

3.8 Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, interest on this Note shall automatically increase to the Default Rate, and all outstanding obligations under this Note, including unpaid interest, shall continue to accrue interest from the date of such Event of Default at such Default Rate until such Event of Default is cured or waived.

ARTICLE IV

MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed email or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address, email or facsimile number provided in the Subscription Agreement executed in connection herewith, and to the Holder at the address, email or facsimile number provided in the Subscription Agreement for such Holder, or to such other address, email or facsimile number as the Company or the Holder may designate by ten days advance written notice.

4.3 Amendment Provision. Any term of this Note may be amended, supplemented or waived upon the consent of the Company and the holders of a majority of the outstanding principal amount of all Notes and such amendment, supplement or waiver shall be binding upon the Company and all holders of the Notes, including the Holder, whether or not the Holder has consented to such amendment, supplement or waiver. Neither the Company nor any of its subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of Notes for or as inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes (on a pro rata basis in accordance with each holder’s percentage ownership of the then outstanding principal amount of all Notes). So long as any Notes remain outstanding, at no time shall the Company or any of its subsidiaries, directly or indirectly, purchase or offer to purchase any of the outstanding Notes or exchange or offer to exchange for any consideration (including, without limitation, for cash, securities, property or otherwise) any outstanding Notes unless the Company or such subsidiary, as applicable, purchases, offers to purchase, exchanges or offers to exchange the outstanding Notes of all of the holders for the same consideration (on a pro rata basis in accordance with each holder’s percentage ownership of the then outstanding principal amount of all Notes) and on identical terms. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder only in accordance with the requirements of this Section 4.4. This Note shall not be assigned by the Company without the consent of the Holder. This Note may be transferred on the books of the Company by the registered Holder hereof, or by Holder’s attorney duly authorized in writing, only upon (i) delivery to the Company of a duly executed assignment of the Note, or part thereof, to the proposed new Holder, and presentment of such Note to the Company for issue of a replacement Note, or Notes, in the name of the new Holder, (ii) the designation by the new Holder of such new Holder’s agent(s) for notice, such agent(s) to be the sole party(ies) to whom Company shall be required to provide notice when required hereunder and who shall be the sole party(ies) authorized to represent the new Holder(s) in regard to modification or waivers under this Note or the Subscription Agreement; and any action, consent or waiver, (other than a compromise of principal and interest), when given or taken by the new Holder’s agent(s) for notice, shall be deemed to be the action of the new Holder, as such holders are recorded on the books of the Company, and (iii) compliance with the Securities Act of 1933, as amended, and all other applicable state and federal securities laws.

4.5 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Note shall be governed by and construed under the law of the State of New York, without giving effect to the choice of law principles thereof (other than Section 5-1401 of the New York General Obligation Law). The Company and, by accepting this Note, the Holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note. The Company and, by accepting this Note, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Note, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. THE COMPANY AND BY ACCEPTING THIS NOTE THE HOLDER EACH HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS NOTE OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. EACH OF THE COMPANY AND THE HOLDER HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

4.6 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

4.7 Cost of Collection. If default is made in the payment of this Note, the Company shall pay to Holder reasonable costs of collection, including reasonable attorney’s fees.

4.8 Lost, Stolen, Destroyed or Mutilated Notes. In case any Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of an affidavit of lost note and indemnity agreement reasonably satisfactory to the Company.

4.9 Waivers. The Company hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, intending to be legally bound thereby, the parties have caused this Note to be signed in their names effective as of this [31st day of January, 2014] or [February 11, 2014].

GLOBEIMMUNE, INC.

By:	/s/ Timothy C. Rodell
Name:	Timothy C. Rodell
Title:	Chief Executive Officer

Schedule of Noteholders to Form of Convertible Note

Note No.	Date of Note	Name of Noteholder	Principal Amount of Note
CN-1	January 31, 2014	Bobcat Property Trust of Angel Fire, New Mexico	$350,000.00
CN-2	January 31, 2014	Precedo Fund L.P	$250,000.00
CN-3	January 31, 2014	ACP X, LP	$500,000.00
CN-4	January 31, 2014	Christopher Travelle	$100,000.00
CN-5	January 31, 2014	Robert L. Montgomery	$25,000.00
CN-6	January 31, 2014	Shaun Jacob Trust Dated October 8, 2013	$50,000.00
CN-7	January 31, 2014	Joel Kovacs	$15,000.00
CN-8	January 31, 2014	Laura Pogoda Dell	$150,000.00
CN-9	January 31, 2014	Haitham Elsheikh	$150,000.00
CN-10	January 31, 2014	Fred A. Wagner Jr. and Allison K. Wagner, Community Property	$25,000.00
CN-11	January 31, 2014	Matthew D. and Regina M. MacLean, Community Property	$25,000.00
CN-12	January 31, 2014	Emanuel Haghighat	$10,000.00
CN-13	January 31, 2014	Warrenton Ventures LLC	$50,000.00
CN-14	January 31, 2014	D&R Partners, LLC	$100,000.00
CN-15	January 31, 2014	Richard M. Spitalny	$25,000.00
CN-16	January 31, 2014	James Lawler & Sarah Dunn Lawler	$30,000.00
CN-17	January 31, 2014	Allan Rothstein	$50,000.00
CN-18	January 31, 2014	Doug Cohen	$50,000.00
CN-19	January 31, 2014	Lester Petracca	$500,000.00
CN-20	January 31, 2014	Webster Powell PC PSP	$50,000.00
CN-21	January 31, 2014	New Century Holdings, LLLP	$100,000.00
CN-22	February 11, 2014	SJO Worldwide LLC	$250,000.00
CN-23	February 11, 2014	David Blonder	$150,000.00
CN-24	February 11, 2014	Vekoe Partners LLC	$100,000.00
CN-25	February 11, 2014	Robyn Schreiber	$60,000.00
CN-26	February 11, 2014	Abba Properties Partnership	$100,000.00
CN-27	February 11, 2014	James Menz & Susan Menz	$25,000.00
CN-28	February 11, 2014	BM LLP	$50,000.00

CN-29	February 11, 2014	Archon Securities DB Pension Plan	$50,000.00
CN-30	February 11, 2014	James F. Holmes	$25,000.00
CN-31	February 11, 2014	Peter Sabo	$50,000.00
CN-32	February 11, 2014	Edward M. Dunn	$250,000.00
CN-33	February 11, 2014	B. Ted Kosir Living Trust	$62,500.00
CN-34	February 11, 2014	Margerie Kramer	$25,000.00
CN-35	February 11, 2014	Dorith Schwartz	$25,000.00
CN-36	February 11, 2014	Veramarie Garvey	$25,000.00
CN-37	February 11, 2014	William N. Strawbridge	$25,000.00
CN-38	February 11, 2014	Michael Ellerson and Diane Ellerson JTWROS	$20,000.00
CN-39	February 11, 2014	David Schellhardt	$250,000.00
CN-40	February 11, 2014	Michael Zimmerman	$25,000.00
CN-41	February 11, 2014	Rexford Capital LLC	$250,000.00
CN-42	February 11, 2014	GP Trust	$50,000.00
CN-43	February 11, 2014	Andre Bourque	$25,000.00
CN-44	February 11, 2014	Robert H. Rowley & Dorothy W. Rowley Trust	$20,000.00
CN-45	February 11, 2014	Bruce A. Ferguson & Dawn E. Gunter, TIC	$30,000.00
CN-46	February 11, 2014	Prouty Family Revocable Trust	$20,000.00
CN-47	February 11, 2014	A. Lauren Rhude Trust	$20,000.00
CN-48	February 11, 2014	Howard Weiss and Ruth Weiss	$50,000.00
CN-49	February 11, 2014	RBC Cap. Markets LLC Cust. Adam Stern IRA	$200,000.00
CN-50	February 11, 2014	Ali Bijan Rafie Trust	$30,000.00
CN-51	February 11, 2014	JKW Family Ltd.	$150,000.00
CN-52	February 11, 2014	DB Investor Group LLC	$50,000.00
CN-53	February 11, 2014	Matheous Alexandrou & Charles Socrates	$75,000.00
CN-54	February 11, 2014	Deborah Chin	$25,000.00
CN-55	February 11, 2014	Robert Consley	$100,000.00
CN-56	February 11, 2014	Michael F. Hannley & Ruth Hannley	$20,000.00
CN-57	February 11, 2014	Peter W. Janssen	$25,000.00
CN-58	February 11, 2014	Benjamin & Jamie Kohnen	$25,000.00

CN-59	February 11, 2014	Vantage FBO Michael D. MacLean IRA	$25,000.00
CN-60	February 11, 2014	Veronica Marano & Thomas M. Volckening	$100,000.00
CN-61	February 11, 2014	Jacob Movtady	$10,000.00
CN-62	February 11, 2014	Harvey Schilowitz DDS Defined Benefit Pension Fund	$25,000.00
CN-63	February 11, 2014	Vantage FBO Derek Sroufe Roth IRA	$100,000.00
CN-64	February 11, 2014	Dennis Wong	$100,000.00
CN-65	February 11, 2014	Brian Behrens	$25,000.00
CN-66	February 11, 2014	John Burgraff	$75,000.00
CN-67	February 11, 2014	David M. Kutz & Patricia A. Kutz JTWROS	$100,000.00
CN-68	February 11, 2014	Vantage FBO Laurence E. Lof, Roth IRA	$100,000.00
CN-69	February 11, 2014	Nickel River, LLC	$100,000.00
CN-70	February 11, 2014	Stan Alex Miroshnik	$100,000.00
CN-71	February 11, 2014	Keith Murphy	$200,000.00
CN-72	February 11, 2014	Gary Miles & Alverta Miles JT	$25,000.00
CN-73	February 11, 2014	Aaron Lehman	$25,000.00
CN-74	February 11, 2014	Four Jr Investments Ltd.	$100,000.00
CN-75	February 11, 2014	Balsam Capital Management	$25,000.00
CN-76	February 11, 2014	Joseph Schump	$25,000.00
CN-77	February 11, 2014	Mat 9 LLC	$100,000.00
CN-78	February 11, 2014	Evan Myrianthopoulos	$25,000.00
CN-79	February 11, 2014	Vasili & Elisabeth Myrianthopoulos JTWROS	$25,000.00
CN-80	February 11, 2014	NSH 2008 Family Trust	$25,000.00
CN-81	February 11, 2014	Chad R. Bundy	$25,000.00
CN-82	February 11, 2014	Stourbridge Investments LLC	$25,000.00
CN-83	February 11, 2014	GJG Life Sciences, LLC	$275,000.00
CN-84	February 11, 2014	Millennium MSO, Inc.	$25,000.00
CN-85	February 11, 2014	Robert L. Kwint	$22,500.00
CN-86	February 11, 2014	Michael J. Garnick	$250,000.00
CN-87	February 11, 2014	Washington Research Foundation	$20,000.00

CN-88	February 11, 2014	Ian Stern	$10,000.00
CN-89	February 11, 2014	Lorne & Vivian Kramer	$25,000.00
CN-90	February 11, 2014	E. Michael Pompizzi	$25,000.00
CN-91	February 11, 2014	Collier Holdings LLC	$25,000.00

Total Principal Amount:			$7,500,000.00

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